Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2.75 Year Market - Linked Securities Linked to INDU Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: The Dow Jones Industrial Average TM (ticker: “INDU”) Pricing date: November 27, 2023 Valuation date: August 27, 2026 Maturity date: September 1, 2026 Upside participation rate: 100.00% Maximum return at maturity At least 22.75% * CUSIP / ISIN: 17291TEC8 / US17291TEC80 Initial underlying value: The closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the valuation date Underlying return: (Final underlying value - initial underlying value) / initial underlying value Return amount: If the final underlying value is greater than the initial underlying value: $1,000 п the underlying return п the upside participation rate, subject to the maximum return at maturity If the final underlying value is less than or equal to the initial underlying value: $0 All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity: You will receive at maturity for each security you then hold, the stated principal amount plus the return amount, which will be either zero or positive Stated principal amount: $1,000 per security Preliminary pricing supplement: Preliminary Pricing Supplement dated October 31, 2023 * The actual maximum return at maturity will be determined on the pricing date. ** The diagram and the hypotheticals assume the lowest return at maturity. Hypothetical Payment at Maturity per Security **  The Underlying  The Securities Hypothetical Underlying Return on Valuation Date Hypothetical Security Return Hypothetical Payment at Maturity 100.00% 22.75% $1 , 227 . 5 0 C 50.00% 22.75% $1 , 227 . 5 0 22.75% 22.75% $1 , 227 . 5 0 22.74% 22.74% $1 , 227 . 4 0 B 5.00% 5.00% $1 , 050 . 0 0 0.00% 0.00% $1 , 000 . 0 0 A - 25.00% 0.00% $1 , 000 . 0 0 - 50.00% 0.00% $1 , 000 . 0 0

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • Your potential return on the securities is limited to the maximum return at maturity. • You may not receive any return on your investment in the securities. You will receive a positive return on your investment in the securities only if the underlying appreciates from the initial underlying value to the final underlying value. If the final underlying value is less than or equal to the initial underlying value, you will receive only the stated principal amount for each security you hold at maturity. • Although the securities provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the underlying declines or does not appreciate sufficiently from the initial underlying value to the final underlying value . • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • Sale of the securities prior to maturity may result in a loss of principal. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The issuer and its affiliates may have conflicts of interest with you . The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in thos e registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.